Exhibit 99.1

Genworth Financial Announces First Quarter 2009 Results and Plans to Sell Minority Position in Canadian Mortgage Insurance Operations in an Initial Public Offering

Richmond, VA (May 7, 2009) – Genworth Financial, Inc. (NYSE: GNW) today reported a net loss for the first quarter of 2009 of $469 million, or $1.08 per diluted share, compared with net income of $116 million, or $0.27 per diluted share, in the first quarter of 2008. Net operating income 1 for the first quarter of 2009 was $14 million, or $0.03 per diluted share, compared with $244 million, or $0.56 per diluted share, in the first quarter of 2008.

Additionally, Genworth announced plans to sell a minority stake in its Canadian mortgage insurance operations in an initial public offering (IPO) in Canada, subject to customary regulatory reviews and market conditions. Genworth expects to sell up to 49 percent of its ownership interest in the Canadian mortgage insurance business and plans to hold the majority position for the foreseeable future. As part of the IPO process, Genworth intends to file a preliminary prospectus with the securities regulators in Canada and expects to complete the IPO in the third quarter of 2009.2

“We continued to demonstrate sound progress in a difficult economic environment, taking our specialty business model forward, effectively managing capital and liquidity and driving strong risk mitigation practices. In addition, we took important steps to enhance strategic capital options,” said Michael D. Fraizer, chairman and chief executive officer. “The planned IPO is the result of our extensive review of alternatives that could provide additional capital flexibility as we move through this economic cycle. After substantial preparatory work, we believe this approach, when completed, reinforces our financial foundation, provides us with additional strategic options and enables Genworth to continue to benefit from the earnings

[1]	This is a financial measure not calculated based on U.S. Generally Accepted Accounting Principles (Non-GAAP). See the Use of Non-GAAP Measures section of this press release for additional information.
[2]

This press release is not an offer to sell, or a solicitation of an offer to buy, any securities. The securities referred to in this press release have not been and will not be registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933. In addition, this press release is not intended for public distribution in Canada.

associated with our majority ownership position in the Canadian mortgage insurance business.”

The first quarter loss included net investment losses of $483 million, net of tax and amortization of deferred acquisition costs (DAC), including $388 million of other-than-temporary impairments, $79 million of net loss on derivatives used for risk management purposes and $22 million of net realized losses from asset sales primarily associated with portfolio repositioning.

Credit related impairments totaled $233 million and included $131 million in sub-prime and Alt-A residential mortgage-backed securities (RMBS) and $37 million in corporate fixed securities.

Impairments not related to credit included $155 million of financial hybrid securities where our credit analysis indicates full principal recovery is anticipated. However, accounting guidance requires the application of the equity model for impairment testing. These financial hybrid securities, principally U.K. financials, were impaired because of the length of time the market value has been below amortized cost.

The risk management related loss on derivatives was associated with changes in equity markets and interest rates, and included $52 million related to an interest rate floor strategy and $5 million of hedging ineffectiveness on variable annuity income distribution series products.

Genworth did not early adopt the new accounting standards relating to mark-to-market and recognition of other-than-temporary impairments in the first quarter of 2009. Upon adoption in the second quarter, the company expects to report “cumulative effect adjustments” to increase book values of invested assets and retained earnings of approximately $600 million and $400 million, after tax, respectively.

Net operating income in the first quarter reflected good fundamental operating results in several business lines in a very challenging economic environment. Market impacts include:

•	$73 million, or $0.17 per diluted share, from lower valuation of limited partnership investments,

•	$39 million, or $0.09 per diluted share, of higher DAC amortization primarily from equity market performance,

•	$37 million of reduced yield, or $0.08 per diluted share, from holding higher cash balances in the current environment and

•	$30 million of reduced earnings, or $0.07 per diluted share, from the impact of foreign exchange.

	Three months ended March 31 (Unaudited)
	2009		2008
	Total	Per diluted share	Total	Per diluted share
(Amounts in millions, except per share)
Net income (loss)	$(469)	$(1.08)	$116	$0.27
Net operating income	$14	$0.03	$244	$0.56
Weighted average diluted shares	433.2		436.8

First Quarter Highlights

Business Platforms

•

Canadian and Australian mortgage insurance earnings remained strong despite the challenging economic environment. Slowing mortgage origination markets, and proactive risk management actions contributed to lower levels of new insurance written (NIW) and slower revenue growth.

•

Retirement and Protection sales levels were consistent with the company’s refined specialist strategy, capital management plans, current ratings and the impact of the market environment. Underlying operating performance was in line with expectations, and included favorable mortality and morbidity trends, along with benefits from previously announced expense reduction actions. This underlying performance was overshadowed by the impact of lower net investment income and equity market performance.

•

U.S. Mortgage Insurance continued to execute on a number of strategies to pursue attractive new business while maintaining plans to be capital self-contained within the enterprise and improve risk to capital ratios. Loss mitigation activities resulted in $153 million of reduced loss exposure in the quarter, of which $96 million resulted from rescissions and $57 million from loan modifications and workouts.

Capital

The company continued to execute on its multi-faceted strategy to maintain and enhance sound capital levels and related flexibility:

•

Consolidated U.S. life companies will end the first quarter of 2009 with an estimated risk based capital (RBC) ratio of approximately 390 percent. Genworth expects to end the year with an RBC ratio at or above 350 percent.

•

The risk to capital ratio in the U.S. mortgage insurance companies decreased to 13.8:1[3] from 14.5:1[4] in the fourth quarter of 2008, primarily from recent regulatory clarification to adjust the calculation to exclude risk in force for which a loss reserve has been established. The current ratio provides the company flexibility to increase the level of highly attractive new business in 2009.

•

The International segment ended the first quarter with solid solvency ratios for mortgage insurance businesses in Canada and Australia and in the lifestyle protection business. The lifestyle protection business achieved its first stand-alone credit rating, receiving an “A-” stable rating from Standard and Poor’s, which enhances business development opportunities.

Liquidity

•

Genworth maintained substantial liquidity, holding a total of $7.1 billion cash and cash equivalents at the end of the first quarter. Of that, $768 million was at the holding company level and approximately $4.1 billion was held in the U.S. life companies.

•

Holding company resources remain in excess of current operating needs, including the planned retirement of $660 million of debt maturing in May and June. Genworth has no additional debt maturing until 2011.

•	In the quarter, Genworth’s holding company received a $210 million dividend from a non-U.S. subsidiary, approximately half of the level planned for the full year.

[3]	Company estimate for the first quarter of 2009, due to the timing of the filing of statutory statements.
[4]	Using the recently approved method for calculating risk to capital, the fourth quarter of 2008 risk to capital would have been 13.6:1.

Segment Results

Net operating income (loss) presented in the tables below excludes net investment gains (losses) and other adjustments, net of taxes. In the discussion of International results, all references to percentage changes exclude the impact of foreign exchange. The impact of foreign exchange on net operating income in the first quarter of 2009 was an unfavorable $30 million.

A reconciliation of net operating income (loss) of segments and Corporate and Other activities to net income (loss) is included at the end of this press release.

Retirement and Protection

Retirement and Protection Net Operating Income (Loss) (in millions)	Q1 09	Q1 08
Life Insurance	$38	$65
Long Term Care	40	38
Wealth Management	6	12
Retirement Income
Fee-Based	(27)	10
Spread-Based	(19)	26
Institutional	25	11

Total Retirement and Protection	$63	$162

Sales (in millions)	Q1 09	Q1 08
Life Insurance	$56	$79
Long Term Care	47	62
Wealth Management
Gross Flows	796	1,280
Net Flows	(478)	200
Retirement Income
Fee-Based	143	700
Spread-Based	307	651
Institutional	—	151

Assets Under Management[5] (in millions)	Q1 09	Q1 08
Wealth Management	$14,210	$20,461
Retirement Income Fee-Based	6,983	7,489

Total Fee-Based	21,193	27,950

Retirement Income Spread-Based	19,859	20,027
Institutional	6,677	10,655

Total Spread-Based	26,536	30,682

Total Assets Under Management	$47,729	$58,632

Retirement and Protection operating performance reflected favorable mortality and morbidity trends and targeted expense reductions. This underlying performance was overshadowed by lower net investment income and equity market performance. As a result, earnings decreased to $63 million. Net investment income included $66 million of lower valuation of limited partnership investments, which impacted earnings for several product lines, and a $34 million decrease resulting from lost yield associated with holding higher cash balances in the low short term interest rate environment. The decline in equity markets impacted fee income and wealth management lines, and included $39 million of additional DAC amortization for variable annuities, as well as higher death benefits and reserves and lower fee income from variable annuity and wealth management products. These were partially

[5]	Assets under management represent account values, net of reinsurance, and managed third-party assets.

offset by a $46 million benefit from the opportunistic retirement of funding agreements backing notes (FABNs) at a discount to contract values.

Life insurance earnings decreased to $38 million, as favorable mortality was more than offset by $14 million of lower valuation of limited partnership investments and lost yield on higher cash balances, $5 million higher funding costs associated with the securitization of life reserves and $5 million from lower persistency on policies coming out of the level-premium period. Total life sales decreased 29 percent, reflecting the company’s strategic shift to the “main street” market that is characterized by policy face sizes of $1 million and below, with an average size of approximately $250,000.

Long term care (LTC) earnings grew $2 million to $40 million, from profit emergence associated with new block business growth and favorable in force performance offset by $14 million from lower valuation of limited partnership investments and lost yield on higher cash balances. Margins improved on the old blocks of business, primarily from favorable in force experience and the emerging impact of the previously announced in force price increase. Individual long term care sales decreased $20 million primarily from an overall decline in the LTC market size, as well as lower sales through financial institutions. Medicare supplement sales increased $7 million.

Wealth management earnings decreased to $6 million, from a decline in assets under management (AUM) to $14.2 billion from $20.5 billion, related primarily to equity market performance and negative net flows. Redemptions improved sequentially, and April trends reflect improving sales and positive net flows.

Retirement income fee-based results were a $27 million operating loss as weak equity market performance drove $39 million of higher DAC amortization, $8 million in higher guaranteed death benefit claims and reserves and $5 million lower fee income from variable annuities partially offset by $11 million of tax benefits.

Retirement income spread-based results reflected a $19 million operating loss primarily from $49 million in lower valuation of limited partnership investments and lost yield from higher cash balances. Total spread-based AUM was relatively flat ending at $19.9 billion. The fixed annuity lapse rate remains within normal pricing levels.

Genworth’s decline in overall annuity sales reflects its strategic shift to focus on the independent channels and other targeted distributors that fit best with capital plans, ratings levels and risk management tolerance.

Institutional earnings increased to $25 million, with $46 million of income from opportunistic FABN retirements that more than offset $23 million of lower net investment income associated with holding higher cash balances and from lower valuation of limited partnership investments. AUM declined $1.4 billion sequentially to $6.7 billion, primarily reflecting scheduled maturities as well as opportunistic liability repurchases. Early surrenders of guaranteed investment contracts remain negligible.

International

International Net Operating Income (Loss) (in millions)	Q1 09	Q1 08
Mortgage Insurance
Canada	$66	$75
Australia	29	47
Other International	(5)	—
Lifestyle Protection	11	38

Total International	$101	$160

International Sales (in billions)	Q1 09	Q1 08
Mortgage Insurance (MI)
Flow
Canada	$2.4	$4.9
Australia	6.6	10.4
Other International	0.9	2.3
Bulk
Canada	0.4	1.5
Australia	—	1.0
Other International	—	0.7

Total International MI	$10.3	$20.8

Lifestyle Protection	$0.4	$0.7

International earnings decreased 18 percent to $101 million, reflecting sound mortgage insurance performance under weakened global economic conditions. The international mortgage insurance unearned premium reserve declined three percent to $2.6 billion as NIW slowed. Flow NIW was lower in each platform reflecting slowing mortgage origination levels and proactive steps taken by Genworth to limit targeted exposures and underwriting risks. Given these factors, the company continues to expect flow NIW to remain below 2008 levels for the remainder of the year.

In Canada, earnings grew eight percent driven by 15 percent revenue growth and lower taxes, partially offset by increased losses from seasoning of the large 2007 book during a period of declining home prices in several regions and rising unemployment. Flow NIW declined 39 percent primarily as a result of lower levels of high loan to value (LTV) mortgage originations. The Bank of Canada continued to take rate actions to strengthen the economy and has lowered its overnight rate by 125 basis points since the beginning of the year which over time will lower mortgage interest rates and aid consumers.

In Australia, earnings decreased 13 percent as revenue growth was more than offset by higher losses. The loss ratio increased to 59 percent reflecting higher delinquencies resulting from slowing economic conditions. The Reserve Bank of Australia continued to take rate actions to ease affordability pressure for consumers and has lowered its cash rate by 125 basis points since the beginning of the year. Flow NIW declined 13 percent primarily as a result of lower levels of high LTV mortgage originations. At the same time, net premiums written in Australia increased 14 percent as a result of price increases implemented in the third quarter of 2008.

Other international mortgage insurance had a $5 million operating loss. Flow NIW decreased 48 percent, reflecting declining new business volumes in Europe where the company has taken actions to selectively reduce new business including exiting selected distribution relationships. Loss mitigation activities continued in the region with a focus in Spain, which now represents less than one percent of international risk in force.

Lifestyle protection earnings decreased to $11 million from lower revenues and increased claims associated with weakened economic conditions in certain European countries. Loss mitigation programs were expanded in both unemployment and accident and sickness related claims. In addition, price increase actions accelerated, reflecting the risk environment. Total lifestyle protection sales decreased 22 percent as consumer lending levels remained low throughout Europe.

U.S. Mortgage Insurance

U.S. Mortgage Insurance	Q1 09	Q1 08
Net Operating Loss	$(135)	$(36)
(in millions)
Primary Insurance In Force	$159.8	$166.7
(in billions)
Primary Risk In Force	$34.8	$33.8
(in billions)

Primary Sales (in billions)	Q1 09	Q1 08
Flow	$2.5	$15.0
Bulk	1.1	0.1

Total Primary Sales	$3.6	$15.1

U.S. Mortgage Insurance had a $135 million net operating loss, as higher lender captive reinsurance coverage benefits and loss mitigation actions were more than offset by higher incurred losses. Gross losses pre-tax in the quarter before the impact of lender captive reinsurance benefits were $522 million, comprised of a $317 million change in reserves and $205 million of paid claims. Earnings in the quarter benefited from $119 million pre-tax of lender captive reinsurance coverage.

The gross change in U.S. Mortgage Insurance loss reserves was $317 million, up $123 million on a year over year basis and down $82 million sequentially.

•

Flow gross reserves increased $280 million from reserve strengthening in the 2006 and 2007 book years concentrated primarily in what are referred to as the “sand states” of Florida, California, Arizona and Nevada. In the first quarter of 2009, 43 percent of the reserve build was related to these markets, which represent 18 percent of flow risk in force.

•	Bulk reserves increased $37 million in the quarter, primarily from an increase in delinquencies from government sponsored enterprise (GSE) Alt-A business in which losses exceeded deductible levels.

Total flow delinquencies were approximately 79,000, up slightly on a sequential basis as current delinquent loans moved toward foreclosure, offset partially by lower new delinquencies. The company has experienced a lag in the rate at which delinquent loans proceed to foreclosure due to various local and lender foreclosure moratoria as well as servicer and court-related backlog issues. As these moratoria end, loans may eventually go through foreclosure, resulting in a potential increase in paid claims.

Paid claims, before taxes and lender captive reinsurance benefits, were $205 million, an increase of $121 million versus the first quarter of 2008, and $29 million sequentially. The average paid claim was $55,500, up from $42,400 a year ago, reflecting higher loan balances in recent book years and a shift in claims to higher loan balance states.

Loss mitigation activities, including workouts and presales, resulted in $57 million of reduced loss exposure for the first quarter, more than double the level in 2008. The company approved approximately 5,800 workouts, modifications, and presales during the quarter. In addition, significant levels of fraud, misrepresentation and non-compliance with the terms of the master policies resulted in a $96 million reduction in loss exposure in the quarter, and additional investigations and rescission activity are expected to continue.

Genworth continued to generate targeted levels of new business production with a focus on high quality underwriting and maintaining sound capital levels. The company eliminated sales of Alt-A, A-minus and 100 LTV loans to lower its risk profile. Flow NIW decreased 22 percent sequentially to $2.5 billion, as mortgage insurance penetration declined significantly in the quarter, impacted by the underwriting and guideline restrictions initiated throughout 2008. Flow earned premiums remained flat sequentially as the company continued to benefit from the approximately 20 percent price increase in 2008 and a lower percentage of ceded premiums to lender captives. Given its sound capital position, the company sees opportunities to increase NIW during the second half of the year.

Risk to capital decreased sequentially to 13.8:1 from 14.5:1 in the fourth quarter of 2008 primarily from recent regulatory clarification to adjust the calculation to exclude risk in force for which a loss reserve has been established. Flow persistency was flat at 83 percent compared to last year and down from 89 percent in the prior quarter from an increase in refinancing activity.

Corporate and Other

Corporate and Other (in millions)	Q1 09	Q1 08
Net Operating Loss	$(15)	$(42)

The Corporate and Other net operating loss reduction was driven by higher tax benefits partially offset by lower net investment income.

Investments

The loss in the first quarter included net investment losses of $483 million, net of tax and amortization of deferred acquisition costs (DAC), including $388 million of other-than-temporary impairments, $79 million of net loss on derivatives used for risk management purposes and $22 million of net realized losses from asset sales primarily associated with portfolio repositioning.

Credit related impairments totaled $233 million and were primarily comprised of:

•

$131 million in sub-prime and Alt-A RMBS, which were nearly all related to securities rated “A” and below, and the impairments were the result of adverse changes in the present value of estimated cash flows of the underlying collateral. These changes are required to be reported as impairment losses valued at estimated fair market values as of March 31, 2009, and reflect a highly illiquid market for such securities;

•	$52 million from other structured securities, with $24 million related to prime RMBS and

•	$37 million in corporate fixed securities.

Impairments not related to credit included $155 million of financial hybrid securities where our credit analysis indicates full principal recovery is anticipated. However, accounting guidance requires the application of the equity model for impairment testing. These financial hybrid securities, principally U.K. financials, were impaired because of the length of time the market value has been below amortized cost.

Genworth did not early adopt the new accounting standards relating to mark-to-market and recognition of other-than-temporary impairments in the first quarter of 2009. Upon adoption in the second quarter, the company expects to report “cumulative effect adjustments” to increase book values of invested assets and retained earnings of approximately $600 million and $400 million, after tax, respectively. This adjustment effectively reverses all historical non-credit related impairments on debt securities taken under the old standards, restoring book values and retained earnings to the level that they would be if only the “credit related” impairments had been recorded.

Derivatives Hedging Activity

First quarter included $79 million of loss on derivatives, including $52 million of losses connected primarily with a derivative strategy to hedge the interest rate risk associated with the company’s statutory capital position, and $5 million of hedging ineffectiveness on income distribution series products.

Stockholders’ Equity

Stockholders’ equity as of March 31, 2009 was $8.2 billion, or $19.00 per share, compared with $12.7 billion, or $29.41 per share, as of March 31, 2008. Stockholders’ equity, excluding accumulated other comprehensive income (loss), as of March 31, 2009 was $11.5 billion, or $26.61 per share, compared with $12.8 billion, or $29.49 per share, as of March 31, 2008.

Net unrealized investment losses were $4,095 million, net of tax, DAC and other items, as of March 31, 2009. The fixed maturity securities portfolio had gross unrealized investment losses of $7,813 million compared to $7,857 million at the end of the prior quarter and gross unrealized investment gains of $792 million compared to $851 million at the end of the prior quarter.

About Genworth Financial

Genworth Financial, Inc. (NYSE:GNW) is a leading Fortune 500 global financial security company. Genworth has more than $100 billion in assets and employs approximately 6,000 people with a presence in more than 25 countries. Its products and services help meet the investment, protection, retirement and lifestyle needs of more than 15 million customers. Genworth operates through three segments: Retirement & Protection, U.S. Mortgage Insurance and International. Its products and services are offered through financial intermediaries, advisors, independent distributors and sales specialists. Genworth Financial, which traces its roots back to 1871, became a public company in 2004 and is headquartered in Richmond, Virginia. For more information, visit Genworth.com. From time to time Genworth releases important information via postings on its corporate website. Accordingly, investors and other interested parties are encouraged to enroll to receive automatic email alerts and Really Simple Syndication (RSS) feeds regarding new postings. Enrollment information is found under the “Investors” section of Genworth.com.

Conference Calls and Financial Supplement Information

This press release and the first quarter 2009 financial supplement are now posted on the company’s website. Investors are encouraged to review all of these materials.

Genworth will conduct a conference call on May 8, 2009 at 8 a.m. (ET) to discuss the quarter’s results. The conference call will be accessible via telephone and the Internet. The dial-in number for Genworth’s May 8 conference call is 877 795.3635 or 719 325.4757 (outside the U.S.). To participate in the call by webcast, register at http://investor.genworth.com at least 15 minutes prior to the webcast to download and install any necessary software.

The webcast will be archived on the company’s website and a replay of the call will be available at 888 203.1112 or 719 457.0820 (outside the U.S.) passcode 4295809. The replay will be available through May 22, 2009.

Use of Non-GAAP Measures

This press release includes the non-GAAP financial measure entitled “net operating income (loss).” The chief operating decision maker evaluates segment performance and allocates resources on the basis of net operating income (loss). The company defines net operating income (loss) as income (loss) from continuing operations excluding after-tax net investment gains (losses) and other adjustments and infrequent or unusual non-operating items. This metric excludes these items because the company does not consider them to be related to the operating performance of its segments and Corporate and Other activities. A significant component of the net investment gains (losses) is the result of impairments, including changes in intent to hold securities to recovery and credit-related gains and losses, the timing of which can vary significantly depending on market credit cycles. In addition, the size and timing of other investment gains (losses) are often subject to Genworth’s discretion and are influenced by market opportunities, as well as asset-liability matching considerations. Infrequent or unusual non-operating items are also excluded from net operating income (loss) if, in the company’s opinion, they are not indicative of overall operating trends. While some of these items may be significant components of net income

(loss) in accordance with GAAP, the company believes that net operating income (loss), and measures that are derived from or incorporate net operating income (loss), are appropriate measures that are useful to investors because they identify the income (loss) attributable to the ongoing operations of the business. However, net operating income (loss) is not viewed as a substitute for GAAP net income (loss). In addition, the company’s definition of net operating income (loss) may differ from the definitions used by other companies. There were no infrequent or unusual non-operating items excluded from net operating income (loss) during the periods presented in this press release. The tables at the end of this press release reflect net operating income (loss) as determined in accordance with Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, and a reconciliation of net operating income (loss) of the company’s segments and Corporate and Other activities to net income (loss) for the three months ended March 31, 2009 and 2008.

Definition of Selected Operating Performance Measures

Management regularly monitors and reports a production volume metric referred to as “sales,” which is a measure commonly used in the insurance industry as a measure of volume of new and renewal business generated in a period. “Sales” refers to (1) annualized first-year premiums for term life insurance, long term care insurance and Medicare supplement insurance; (2) new and additional premiums/deposits for universal life insurance, linked-benefits, spread-based and variable products; (3) gross and net flows for the wealth management business which represent gross flows less redemptions; (4) written premiums and deposits, gross of ceded reinsurance and cancellations, and premium equivalents, where we earn a fee for administrative services only business, for lifestyle protection insurance; (5) new insurance written for mortgage insurance, which in each case reflects the amount of business the company generated during each period presented; and (6) written premiums, net of cancellations, for the Mexican insurance operations. Sales do not include renewal premiums on policies or contracts written during prior periods. The company considers annualized first-year premiums, new premiums/deposits, gross and net flows, written premiums, premium equivalents and new insurance written to be measures of the company’s operating performance because they represent measures of new sales of insurance policies or contracts during a specified period, rather than measures of the company’s revenues or profitability during that period.

Management regularly monitors and reports assets under management for the wealth management business, insurance in force and risk in force. Assets under management for the wealth management business represent third-party assets under management that are not consolidated in the financial statements. Insurance in force for the life insurance, international mortgage insurance and U.S. mortgage insurance businesses is a measure of the aggregate face value of outstanding insurance policies as of the respective reporting date. Risk in force for the international and U.S. mortgage insurance businesses is a measure that recognizes that the loss on any particular mortgage loan will be reduced by the net proceeds received upon sale of the underlying property. The company considers assets under management for its wealth management business, insurance in force and risk in force to be measures of the company’s operating performance because they represent measures of the size of the business at a specific date, rather than measures of the company’s revenues or profitability during that period.

These operating measures enable the company to compare its operating performance across periods without regard to revenues or profitability related to policies or contracts sold in prior periods or from investments or other sources.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the company’s future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors and risks, including the following:

•

Risks relating to the company’s businesses, including adverse capital and credit market conditions, downturns and volatility in equity and credit markets, downgrades in the company’s financial strength or credit ratings, the impact of the U.S. government’s plan to purchase illiquid mortgage-backed and other securities, the company’s ability to access the U.S. government’s financial support programs, interest rate fluctuations, the valuation of fixed maturity, equity and trading securities, defaults, downgrades or impairments of fixed maturity securities portfolio, goodwill impairments, the soundness of other financial institutions, the inability to access the company’s credit facilities, declines in risk based capital, insufficiency of reserves, legal constraints on dividend distributions by subsidiaries, intense competition, availability and adequacy of reinsurance, defaults by counterparties, loss of key distribution partners, regulatory restrictions on the company’s operations and changes in applicable laws and regulations, legal or regulatory investigations or actions, the failure or any compromise of the security of the company’s computer systems and the occurrence of natural or man-made disasters or a pandemic;

•	Risks relating to the company’s Retirement and Protection segment, including changes in morbidity and mortality, accelerated amortization of deferred acquisition costs and present value of future profits, reputational risks as a result of rate increases on certain in force long term care insurance products, medical advances such as genetic mapping research, unexpected changes in persistency rates, increases in statutory reserve requirements and the failure of demand for long term care insurance to increase as expected;

•	Risks relating to the company’s International segment, including political and economic instability, foreign exchange rate fluctuations, unexpected changes in unemployment rates, unexpected increases in mortgage insurance default rates or severity of defaults, decreases in the volume of high loan to value international mortgage originations, increased competition with government-owned and government-sponsored enterprises offering mortgage insurance and changes in regulations;

•

Risks relating to the company’s U.S. Mortgage Insurance segment, including the company’s review of strategic alternatives for the segment, increases in mortgage insurance default rates or severity of defaults, deterioration in economic conditions or a decline in home price appreciation, the effect of the conservatorship of Fannie Mae and Freddie Mac on mortgage originations, the influence of Fannie Mae, Freddie Mac and a small number of large mortgage lenders and investors, decreases in the volume of high loan to value mortgage originations or increases in mortgage insurance cancellations, increases in the use of alternatives to private mortgage insurance and reductions by lenders in the level of coverage they select, increases in the use of reinsurance with reinsurance companies affiliated with the company’s mortgage lending customers, increased competition with government-owned and government-sponsored enterprises offering mortgage insurance, changes in regulations, legal actions under the Real Estate Settlement Practices Act of 1974 and potential liabilities in connection with the company’s U.S. contract underwriting services;

•	Other risks, including the risk that adverse market or other conditions might delay or impede the planned IPO of the company’s mortgage insurance operations in Canada, the possibility that in certain circumstances we will be obligated to make payments to General Electric Company (GE) under the company’s tax matters agreement with GE even if the company’s corresponding tax savings are never realized and the company’s payments could be accelerated in the event of certain changes in control and provisions of the company’s certificate of incorporation and bylaws and the company’s tax matters agreement with GE may discourage takeover attempts and business combinations that stockholders might consider in their best interests; and

•	Risks relating to the company’s common stock, including the suspension of dividends and stock price fluctuation.

The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

# # #

Contact Information:

Investors:	Alicia Charity, 804 662.2248
alicia.charity@genworth.com

Media:	Al Orendorff, 804 662.2534
alfred.orendorff@genworth.com

Consolidated Statements of Income

(Amounts in millions, except per share amounts)

	Three months ended March 31,
	2009	2008
Revenues:
Premiums	$1,502	$1,717
Net investment income	711	1,002
Net investment gains (losses)	(770)	(226)
Insurance and investment product fees and other	291	260

Total revenues	1,734	2,753

Benefits and expenses:
Benefits and other changes in policy reserves	1,508	1,401
Interest credited	275	345
Acquisition and operating expenses, net of deferrals	441	528
Amortization of deferred acquisition costs and intangibles	247	203
Interest expense	96	112

Total benefits and expenses	2,567	2,589

Income (loss) before income taxes	(833)	164
Provision (benefit) for income taxes	(364)	48

Net income (loss)	$(469)	$116

Earnings (loss) per common share:
Basic	$(1.08)	$0.27

Diluted	$(1.08)	$0.27

Weighted-average common shares outstanding:
Basic	433.2	433.6

Diluted	433.2	436.8

Reconciliation of Net Operating Income to Net Income (Loss)

(Amounts in millions, except per share amounts)

	Three months ended March 31,
	2009	2008
Net operating income:
Retirement and Protection segment	$63	$162
International segment	101	160
U.S. Mortgage Insurance segment	(135)	(36)
Corporate and Other	(15)	(42)

Net operating income	14	244
Net investment gains (losses), net of taxes and other adjustments	(483)	(128)

Net income (loss)	$(469)	$116

Earnings (loss) per common share:
Basic	$(1.08)	$0.27

Diluted	$(1.08)	$0.27

Net operating earnings (loss) per common share:
Basic	$0.03	$0.56

Diluted	$0.03	$0.56

Weighted-average common shares outstanding:
Basic	433.2	433.6

Diluted	433.2	436.8